UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016 (June 13, 2016)

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, AR	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 748-4491

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2016, Communications Sales & Leasing, Inc. (the “Company”) announced that Windstream Holdings, Inc. (“Windstream”) disposed of 14,703,993 shares of common stock, par value $0.0001 (the “Shares”), of the Company to certain creditors of Windstream in exchange for the satisfaction of certain Windstream debt.  Citigroup Global Markets Inc. then acquired such Shares from the creditors and as selling shareholder, sold the Shares to institutional accredited investors, including funds managed by Searchlight Capital Partners, L.P. (“Searchlight”).  The Company did not receive any proceeds from the disposition of Shares. The Shares represent approximately half of Windstream’s stake in the Company.

In order to facilitate such disposition of Shares, the Company agreed to enter into a number of contracts with the purchasers of such Shares.

Governance Agreement

Searchlight purchased 10 million Shares in the transactions described above.  Pursuant to a letter agreement dated June 15, 2016, Searchlight will receive the right to designate one member to the Company’s board of directors (the “Designee”), provided that the Designee is reasonably acceptable to the Company’s board of directors. This designation right will terminate on the date on which Searchlight’s ownership drops below 5% of the issued and outstanding shares of common stock of the Company prior to June 15, 2019, or below 8% of the issued and outstanding shares of common stock of the Company thereafter or, if earlier, the date on which Searchlight is not in compliance with the terms of the letter agreement (the “Designation Termination Date”). After the Designation Termination Date, the Designee will be entitled to remain on the Company’s board of directors until the next annual meeting, but at such meeting the Company will no longer be obligated to nominate the Designee for election. The Designee will be provided with all information given to other directors, and will be subject to all policies, rules and guidelines of the Company’s board of directors.

From the date of the letter agreement and until six months after the later of the Designation Termination Date and the date that the Designee is no longer a director (the “Standstill End Date”), Searchlight and its affiliates will vote the shares of common stock of the Company held by them proportionally to the votes cast by other holders of shares of common stock of the Company on all matters, except for certain extraordinary transactions such as mergers, consolidations, sales or acquisitions of material assets and liquidations or dissolutions involving the Company or a material amount of its assets or businesses. Additionally, from the date of the letter agreement until the Standstill End Date, Searchlight will not seek additional seats on the Company’s board of directors, engage in proxy contests, make shareholder proposals or seek to influence or control Company management, governance or policies.

Pursuant to the letter agreement, the Company has agreed to reimburse Searchlight for reasonable expenses incurred by the Designee in connection with performing his or her duties as a member of the Company’s board of directors or any committee thereof.

Registration Rights Agreement

Pursuant to a registration rights agreement dated June 15, 2016 among the Company and each of the purchasers party thereto (the “Registration Rights Agreement”), the Company has agreed to provide certain customary registration rights to purchasers of the Shares. Specifically, the Company has agreed to file a shelf registration statement on Form S-3 to register the Shares within 60 days, and holders of 40% or more of the registrable securities held by holders then party to the Registration Rights Agreement can request two demand registrations requiring Company cooperation (provided that if Searchlight holds at least 50% of the Shares it acquired in the transactions described above, one of the demanding holders must be Searchlight), with a maximum of one demand registration during any 365-day period. A holder may not make a demand for a period of 90 days following consummation of a piggyback registration in which such holder participated or elected not to participate. Additionally, such holders can otherwise use the shelf registration statement without any cooperation or help by the Company. Furthermore, if the Company undertakes a registered offering (subject to customary exceptions), the Company must notify holders of at least 1% of the Company’s outstanding common stock and offer them the opportunity to participate in such offering. Usage of the registration statement will be subject to customary blackouts.

The Registration Rights Agreement terminates, in respect of Searchlight, three months after the date that Searchlight has no director on the Company’s board of directors, has no right to designate a director to the Company’s board of directors and owns less than 3% of the Company’s outstanding common stock, and in respect of any other purchaser, upon the later of six months after the date of the Registration Rights Agreement and the date such purchaser owns less than 3% of the Company’s outstanding common stock.

None of the counterparties to the Governance Agreement or the Registration Rights Agreement have a material relationship with the Company or its affiliates.

Item 8.01 Other Events

Entry into Supplemental Indentures

In 2015, the Company and its wholly-owned subsidiary CSL Capital, LLC (together, the “Issuers”), completed private offerings of $400 million aggregate principal amount of 6.00% Senior Secured Notes due 2023 (the “Secured Notes”) and $1.11 billion aggregate principal amount of 8.25% Senior Notes due 2023 (the “Senior Notes” and, together with the Secured Notes, the “Initial Notes”).

On June 13, 2016, the indentures governing the Initial Notes were each amended and supplemented in order to add certain subsidiaries acquired in connection with the Company’s acquisition of PEG Bandwidth, LLC as additional guarantors of the Secured Notes and the Senior Notes, as required by the terms of each indenture.  Each guarantor also pledged their assets to secure the Secured Notes to the extent required by the indenture.

On June 14, 2016, the Issuers completed an offering of an additional $150 million aggregate principal amount of the Secured Notes (the “New Secured Notes”), pursuant to a second supplemental indenture to the Secured Notes Base Indenture, dated as of June 14, 2016, among the Issuers, the Guarantors, the Trustee and the Collateral Agent. The New Secured Notes have the same terms and are part of the same issue as the Secured Notes issued on April 24, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNICATIONS SALES & LEASING, INC.

By:	/s/ Daniel L. Heard
Name:	Daniel L. Heard
Title:	Executive Vice President — General Counsel and Corporate Secretary

Date: June 15, 2016